EXHIBIT 13


                          Audited Financial Statements
                           and Supplemental Schedules

                           Morrison Health Care, Inc.,
                              Salary Deferral Plan

                          Year ended December 31, 1998
                           and as of December 31, 1997
                       with Report of Independent Auditors

                Morrison Health Care, Inc., Salary Deferral Plan

             Audited Financial Statements and Supplemental Schedules


            Year ended December 31, 1998 and as of December 31, 1997




                                    Contents

Report of Independent Auditors................................................1

Audited Financial Statements

Statements of Net Assets Available for Benefits...............................2
Statement of Changes in Net Assets Available for Benefits.....................3
Notes to Financial Statements.................................................4


Supplemental Schedules

Line 27a - Schedule of Assets Held for Investment Purposes...................13
Line 27d - Schedule of Reportable Transactions...............................14

                         Report of Independent Auditors

Plan Administrator
Morrison Health Care, Inc., Salary Deferral Plan

We have audited the accompanying statements of net assets available for benefits of the Morrison Health Care, Inc. Salary Deferral Plan (the "Plan") as of December 31, 1998 and 1997, and the related statement of changes in net assets available for benefits for the year ended December 31, 1998. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1998 and 1997, and the changes in its net assets available for benefits for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1998 and reportable transactions for the year then ended, are presented for purpose of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

                                                      /s/ Ernst & Young LLP
                                                      --------------------------

Atlanta, Georgia
May 14, 1999

                Morrison Health Care, Inc., Salary Deferral Plan

                 Statements of Net Assets Available for Benefits

                                                               December 31
                                                           1998          1997
                                                       -------------------------

Assets
Investments, at fair value (Note 3):
  Morrison Health Care, Inc. common stock..............$ 3,846,539   $ 3,375,152
  Unallocated ESOP shares of Morrison Health
   Care, Inc. common stock.............................  4,047,146     4,755,749
  Merrill Lynch Retirement Preservation Trust..........    922,695       962,034
  Merrill Lynch Federal Securities Fund................  3,575,934     3,639,393
  Merrill Lynch Growth Fund............................    926,482     1,188,469
  AIM Equity Constellation Fund........................  1,585,769     1,197,400
  Merrill Lynch Equity Index Trust Fund................  2,418,598     1,332,430
  Templeton Foreign Fund...............................    989,915     1,198,806
  Money market fund....................................     75,986        77,482
Investments, at contract value (Note 6):
  New York Life Insurance Company Guaranteed
    Investment Contracts...............................  1,066,568       994,934
  Protective Life Insurance Company Guaranteed
    Investment Contract................................          -       328,134
  Transamerica Occidental Life Insurance Company
    Guaranteed Investment Contract.....................    499,865       466,815
                                                       -------------------------
Total investments...................................... 19,955,497    19,516,798

Contributions receivable:
   Participants........................................    164,215       130,114
   Employer (unallocated)..............................     46,328        39,040
                                                       -------------------------
                                                           210,543       169,154
Dividends and interest receivable......................      4,297             -
                                                       -------------------------
Total Assets........................................... 20,170,337    19,685,952

Liabilities
Accrued Liabilities....................................     13,371             -
ESOP note payable (Note 7).............................  3,015,365     3,433,246
                                                       -------------------------
Total Liabilities......................................  3,028,736     3,433,246
                                                       -------------------------
Net assets available for benefits......................$17,141,601   $16,252,706
                                                       =========================

See accompanying notes.

                Morrison Health Care, Inc., Salary Deferral Plan

            Statement of Changes in Net Assets Available for Benefits

                          Year ended December 31, 1998


                                                     Allocated     Unallocated           Total
                                                -----------------------------------------------

Additions to net assets attributable to:

  Interest and dividend income..................  $    638,929     $   113,324     $   752,253
  Contributions:
    Participants................................     1,773,714               -       1,773,714
    Employer....................................             -         415,418         415,418
                                                -----------------------------------------------
                                                     1,773,714         415,418       2,189,132
                                                -----------------------------------------------
Total additions.................................     2,412,643         528,742       2,941,385

Deductions from net assets attributable to:
  Distributions to participants.................     1,665,440               -       1,665,440
  Administrative expenses.......................        13,386               -          13,386
  ESOP interest expense.........................             -         222,092         222,092
                                                -----------------------------------------------
Total deductions................................     1,678,826         222,092       1,900,918

Net realized and unrealized depreciation in
  fair value of investments.....................       (50,631)       (100,941)       (151,572)
Allocation of 25,473 shares of Morrison
  Health Care, Inc. common stock, at market.....       450,103        (450,103)              -
                                                -----------------------------------------------
Net increase (decrease) in net assets
  available for benefits........................     1,133,289        (244,394)        888,895

Net assets available for benefits:
  Beginning of year.............................    14,930,203       1,322,503      16,252,706
                                                -----------------------------------------------
  End of year...................................   $16,063,492      $1,078,109     $17,141,601
                                                ===============================================



See accompanying notes.

                Morrison Health Care, Inc., Salary Deferral Plan

                          Notes to Financial Statements

                                December 31, 1998


1. Description of the Plan

The Morrison Health Care, Inc. Salary Deferral Plan (the "Plan") is a defined contribution plan and is sponsored by Morrison Health Care, Inc. (the
"Company"). The Plan, which covers all employees of the Company who have attained the age of 21, is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The following description of the Plan provides only general information. Participants should refer to the Summary Plan Description for a more complete description of the Plan's provisions.

General

The Plan was established on March 7, 1996 as a result of the Company's spin-off from Morrison Restaurants Inc. (now named Ruby Tuesday, Inc.) to provide additional incentive and retirement security for eligible employees of the Company. In connection with the establishment of the Plan, assets totalling approximately $10,545,000 were transferred from the Morrison Restaurants Inc. Salary Deferral Plan.

Effective February 28, 1997, a component of the Plan operates a leveraged employee stock ownership plan ("ESOP") and is designed to comply with section 4975(e)(7) and the related regulations thereunder of the Internal Revenue Code of 1986, as amended ("the Code").

Effective October 1, 1997, the Plan changed custodian and recordkeeper from AmSouth Bank of Alabama to Merrill Lynch, Pierce, Fenner & Smith Incorporated, as recordkeeper, and Merrill Lynch Trust Company, as trustee.

Contributions

Under the Plan, participants may contribute on a tax deferred basis amounts ranging from 2% to 10% of their compensation subject to certain limitations of the Code. Participants contributing a tax-deferred contribution of at least 2% may elect to make after-tax contributions up to 10% of their annual earnings.

                Morrison Health Care, Inc., Salary Deferral Plan

1. Description of the Plan (continued)

Contributions (continued)

The Company matches 20% of contributions from participants with three to nine years of service, 30% of contributions from participants with ten to nineteen years of service and 40% of contributions from participants with twenty or more years of service. Matching contributions are made to the fund and are invested entirely in Company stock. All contributions are remitted to the Plan monthly.

Participant Accounts

Each participant's account is credited, as appropriate, with the participant's contribution, the Company's matching contributions and allocations of investment earnings and losses. Investment results are allocated to participant's accounts based upon relative balances of the individual accounts on the valuation date as defined by the Plan.

Vesting

Participants are immediately vested in the value of their contributions, employer matching contributions, plus actual earnings thereon.

Distributions to Participants

Upon his or her retirement, termination, death or disability, as defined by the Plan, a participant or his /her beneficiary may elect to receive a lump sum distribution.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination (or permanent discontinuance of contributions to the Plan), the Plan's assets are distributable to the participants or their beneficiaries based on the respective values of their accounts.

                Morrison Health Care, Inc., Salary Deferral Plan

1. Description of the Plan (continued)

Administrative Costs

The Company pays any administrative costs of the Plan not paid from Plan assets.

Withdrawals

As of December 31, 1998, $42,857 of withdrawals to be paid to participants is included in net assets available for benefits.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Plan are presented on the accrual basis of accounting.

Valuation of Investments

Investments in mutual funds are stated at fair value based on quoted redemption values on the last business day of the plan year. Morrison Health Care, Inc. common stock is traded on the New York Stock Exchange and is valued at the closing sales price on the last business day of the plan year. Fair values for investments in collective trust funds are valued by the trustee based upon the quoted market values of the underlying investments on the last business day of the plan year.

Guaranteed investment contracts held in the Stable Value Fund are fully benefit responsive and are valued at contract value in accordance with AICPA's Statement of Position 94-4, "Reporting of Investment Contracts Held by Health and Welfare Benefit Plans and Defined-Contribution Pension Plans" (SOP 94-4). Contract value represents the contributions of employer and participants plus interest, less withdrawals.

                Morrison Health Care, Inc., Salary Deferral Plan

2. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Reclassification

Certain amounts in the prior year have been reclassified for the purpose of conforming with the current year's financial statement presentation.

3. Investments

The Plan's investments are held in a trust fund administered by the Plan's trustee, except for the guaranteed investment contracts with insurance companies (see Note 6) and the investments in mutual funds, which are held by the funds themselves.

Participants have the option of allocating their individual accounts between various separate investment funds maintained by the trustee of the Plan. Participants may change their investment options at any time.

4. Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service dated December 19, 1997, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the "Code") and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.

                Morrison Health Care, Inc., Salary Deferral Plan

5. Transactions with Parties-in-Interest

The Plan held 414,106 shares of Morrison Health Care, Inc. common stock valued at $7,893,685 at December 31, 1998. During 1998, the Plan received $218,317 in dividends on Morrison Health Care, Inc. common stock.

Certain Plan investments are units of participation in collective trust funds maintained by the trustee.

6. Guaranteed Investments Contracts

At December 31, 1998 and 1997, the Plan had guaranteed investment contracts with several insurance companies. The fair values of the guaranteed investment contracts are approximated by contract values based on current interest rates. Deposits made under these contracts earn interest at guaranteed rates as follows:

                                                        December 31
                                                  1998               1997
                                         ---------------------------------------
                                               Crediting           Crediting
                 Company                     Interest Rate       Interest Rate
--------------------------------------------------------------------------------

New York Life Insurance Company
  #GA30795002                                      7.2%                7.2%
  #GM30795001                                      7.2%                7.2%

Transamerica Occidental Life Insurance
  Company
    #51471                                         7.0%                7.0%

Protective Life Insurance Company
  #GA109202                                          -                 7.6%

The average yield of each of the foregoing contracts does not differ materially from the crediting interest rate.

                Morrison Health Care, Inc., Salary Deferral Plan

7. ESOP Fund and Note Payable

On February 28, 1997 and in connection with a private letter ruling from the IRS concerning the tax-free reorganization of Morrison Restaurants Inc., the Plan, in conjunction with the Company, created an employee stock ownership feature for the Plan, which is herein referred to as the "ESOP". In connection with the ESOP's formation, the Company issued 254,502 shares of its common stock with a fair market value of $14.125 per share to the Plan in exchange for a 10-year note with a principal amount of $3,594,841 executed by the Plan's trustee. These shares, together with those already held by the Plan, increased the Plan's level of ownership to 3%. The note bears interest at 5.47% and provides for scheduled principal payments totaling $467,520 in each of the next ten years. The Plan uses employer matching contributions and dividends received to make loan payments. As the Plan repays the loan, shares are released from the unallocated ESOP account and are allocated to the participant's stock fund account based on a ratio of principal paid to the total remaining loan balance prior to the payment. The loan is collateralized by the unallocated shares of the Company's stock. Accordingly, the financial statements of the Plan for 1998 and 1997 present separately the assets and liabilities and changes therein pertaining to shares of Company stock allocated to participant accounts and the shares of Company stock that are unallocated.

Although participants do not have any investment discretion regarding the ESOP Fund portions of their account balances, each participant is entitled to exercise voting rights attributable to shares on Company stock allocated to his/her account and is notified before such rights are to be exercised. The trustee votes any unallocated shares and any allocated shares for which it does not receive voting directions.

8. Year 2000 Issue (Unaudited)

The Plan Sponsor has determined that it will be necessary to take certain steps in order to ensure that the Plan's information systems are prepared to handle year 2000 dates. The Plan Sponsor is taking a two phase approach. The first phase addresses internal systems that must be modified or replaced to function properly. Both internal and external resources are being utilized to replace or modify existing software applications, and test the software and equipment for the year 2000 modifications. The Plan Sponsor

                Morrison Health Care, Inc., Salary Deferral Plan

8. Year 2000 Issue (Unaudited) (continued)

anticipates substantially completing this phase of the project by mid 1999. Costs associated with modifying software and equipment are not estimated to be significant and will be paid by the Plan Sponsor.

For the second phase of the project, Plan management established formal communications with its third party service providers to determine that they have developed plans to address their own year 2000 problems as they relate to the Plan's operations. All third party service providers have indicated that they will be year 2000 compliant during 1999. If modification of data processing systems of either the Plan, the Plan Sponsor, or its service providers are not completed timely, the year 2000 problem could have a material impact on the operations of the Plan. Plan management has not developed a contingency plan, because they are confident that all systems will be year 2000 ready.

9. Differences Between Financial Statements and Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to those per the Form 5500 as of December 31:

                                                       1998            1997
                                                  ------------------------------
Net assets available for benefits per the
  financial statements............................   $17,141,601    $16,252,706
Benefits payable to participants..................       (42,857)             -
                                                  ------------------------------
Net assets available for benefits per the
  Form 5500.......................................   $17,098,744    $16,252,706
                                                  ==============================

The following is a reconciliation of benefits paid to participants per the financial statements to those per the Form 5500:

                                                                 Year ended
                                                                December 31,
                                                                    1998
                                                              ----------------
Benefits paid to participants per the financial statements....   $1,665,440
Benefits payable to participants at December 31, 1998.........       42,857
                                                              ----------------
Benefits paid to participants per the Form 5500...............   $1,708,297
                                                              ================

                Morrison Health Care, Inc., Salary Deferral Plan

10. Investment Programs

Changes in net assets available for benefits for the year ended December 31, 1998 were allocated to the separate investment programs as follows:

                                               Merrill                   Merrill Lynch
                                                Lynch       AIM Equity    Equity Index    Templeton
                                               Growth     Constellation      Trust         Foreign
                                                Fund           Fund           Fund           Fund
                                           ----------------------------------------------------------
Additions to net assets attributed to:

  Interest and dividend income               $  18,411     $  39,328      $        -      $  106,210
  Contributions:
    Participants...........................    216,261       225,865         338,925         186,349
    Employer...............................          -             -               -               -
                                           ----------------------------------------------------------
Total additions                                234,672       265,193         338,925         292,559

Deductions from net assets attributed to:
  Distributions to participants............    164,980       189,910         224,752         183,993
  Administrative expenses..................      1,578         2,419           3,564           1,629
  Fund transfers, net......................     34,442      (115,668)       (527,125)        176,918
  ESOP loan interest expense...............          -             -               -               -
                                           ----------------------------------------------------------
Total deductions...........................    201,000        76,661        (298,809)        362,540
                                           ----------------------------------------------------------
Net realized and unrealized
  appreciation/(depreciation) in fair
  value of investments.....................   (288,987)      205,014         460,526        (141,534)

                                           ----------------------------------------------------------
Net increases /(decreases).................   (255,315)      393,546       1,098,260        (211,515)
Net assets available for benefits
  at beginning of year.....................  1,204,461     1,213,566       1,349,021       1,215,519
                                           ----------------------------------------------------------
Net assets available for benefits
  at end of year........................... $  949,146    $1,607,112      $2,447,281      $1,004,004
                                           ==========================================================

                Morrison Health Care, Inc., Salary Deferral Plan

10. Investment Programs (continued)

                                                            Merrill
                                                             Lynch
                                               Stable       Federal         Money
                                               Value       Securities       Market        Stock
                                               Fund           Fund          Fund          Fund           Total
                                          -----------------------------------------------------------------------
Additions to net assets attributed to:

  Interest and dividend income............ $  153,141     $  212,549     $  4,297     $  218,317     $   752,253
  Contributions:
    Participants..........................    141,139        358,198          192        306,785       1,773,714
    Employer..............................          -              -            -        415,418         415,418
                                          -----------------------------------------------------------------------
Total additions...........................    294,280        570,747        4,489        940,520       2,941,385

Deductions from net assets attributed to:
  Distributions to participants...........    325,156        410,983        2,801        162,865       1,665,440
  Administrative expenses.................      4,086          5,463      (10,051)         4,698          13,386
    Fund transfers, net...................    224,214        233,544        8,995        (35,320)              -
    ESOP loan interest expense............          -              -            -        222,092         222,092
                                          -----------------------------------------------------------------------
Total deductions..........................    553,456        649,990        1,745        354,335       1,900,918
                                          -----------------------------------------------------------------------
Net realized and unrealized
  appreciation/(depreciation) in
  fair value of investments...............          -         12,855            -       (399,446)       (151,572)

                                          -----------------------------------------------------------------------
Net increases /(decreases)................   (259,176)       (66,388)       2,744        186,739         888,895
Net assets available for benefits
  at beginning of year....................  2,757,276      3,671,196       77,482      4,764,185      16,252,706

                                          -----------------------------------------------------------------------
Net assets available for benefits
   at end of year......................... $2,498,100     $3,604,808     $ 80,226     $4,950,924     $17,141,601
                                          =======================================================================

                             Supplemental Schedules

                           Morrison Health Care, Inc.,
                              Salary Deferral Plan

                                 EIN: 63-1155966
                                  Plan No.: 001

           Line 27a - Schedule of Assets Held For Investment Purposes

                                December 31, 1998



 Identity of Issue, Borrower,          Description of                                Current
    Lessor or Similar Party              Investments                Cost              Value
----------------------------------------------------------------------------------------------

* Morrison Health Care, Inc.      414,106 shares of common
                                    stock......................... $ 6,539,796    $ 7,893,685
* Merrill Lynch & Co., Inc.       922,695 units Retirement
                                    Preservation Trust............     922,695        922,695
* Merrill Lynch & Co., Inc.       365,264 units Federal
                                    Securities Fund...............   3,556,824      3,575,934
* Merrill Lynch & Co., Inc.       43,072 units Growth Fund........   1,335,934        926,482
AIM Management Group, Inc.        51,958 units AIM Equity
                                    Constellation Fund............   1,551,910      1,585,769
* Merrill Lynch & Co., Inc.       28,820 units Equity Index
                                    Trust Fund....................   1,965,619      2,418,598
Franklin Templeton Group          117,987 units Templeton
                                    Foreign Fund..................   1,308,534        989,915
New York Life Insurance Company   Guaranteed investment
                                    contract #GA30795002;
                                    matures 9/2/99; 7.2%..........     528,713        528,713
New York Life Insurance Company   Guaranteed investment
                                    contract #GM30795001;
                                    matures 5/4/99; 7.2%..........     537,855        537,855
Transamerica Occidental Life      Guaranteed investment
  Insurance Company                 contract #51471; matures
                                    3/27/2000; 7.0%...............     499,865        499,865
* Merrill Lynch & Co., Inc.       Money market fund; variable
                                    rate..........................      75,986         75,986
                                                                  ----------------------------
Total Investments................................................. $18,823,731    $19,955,497
                                                                  ============================

* Indicates a party-in-interest to the Plan.

                           Morrison Health Care, Inc.,
                              Salary Deferral Plan

                                 EIN: 63-1155966
                                  Plan No.: 001

                 Line 27d - Schedule of Reportable Transactions

                          Year ended December 31, 1998


                                                                                                    Current Value
                                                                                                    of Asset on       Net
Identity of                                              Purchase       Selling      Cost of        Transaction       Gain
Party Involved              Description of Assets        Price          Price        Asset          Date             (Loss)
-----------------------------------------------------------------------------------------------------------------------------------

Category (iii) - Series of securities transactions in excess of 5% of plan assets.

Merrill Lynch & Co. Inc.    Equity Index Trust Fund      $  919,963     $      -     $  919,963     $  919,963        $      -
Merrill Lynch & Co. Inc.    Equity Index Trust Fund               -      294,321        262,182        294,321          32,139
Merrill Lynch & Co. Inc.    Federal Securities Fund         649,097            -        649,097        649,097               -
Merrill Lynch & Co. Inc.    Federal Securities Fund               -      725,411        724,089        725,411           1,322
Morrison Health Care, Inc.  Common stock                  1,065,106            -      1,065,106      1,065,106               -
Morrison Health Care, Inc.  Common stock                          -      902,876        750,462        902,876         152,414



There were no category (i), (ii) or (iv) transactions during the year ended December 31, 1998.

Note: Lease rental and expense incurred with transaction are not applicable.